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                                                                     EXHIBIT 4.3

                          BENTON OIL & GAS COMBINATION
                            PARTNERSHIP 1990-1, L.P.

                        AGREEMENT OF LIMITED PARTNERSHIP

         This is an Agreement of Limited Partnership (the "Agreement"), made and entered into as of November 29, 1990, by and among Benton Oil & Gas Company, a Delaware corporation ("Benton"), and Energy Partners, a California corporation, as "Co-Managing General Partners," and all other persons who are parties to this Agreement by execution of this Agreement or a Subscription Agreement (herein so called), or as assignees or transferees of such persons (collectively, the "Subscribers" or the "Participants").

                                  WITNESSETH:

       In consideration of the premises and mutual covenants herein contained, the parties do hereby form a partnership (the "Partnership") under and pursuant to the California Revised Limited Partnership Act, upon the terms and conditions hereinafter set forth.

                    ARTICLE I.  NAME AND PRINCIPAL OFFICE

         A. The business of the Partnership shall be conducted under the name "Benton Oil & Gas Combination Partnership 1990-1, L.P."

         B. The principal office of the Partnership and the address of Energy Partners shall be 5151 Shoreham Place, Suite 250, San Diego, California 92122-3991, provided that Benton or Energy Partners may change the address of the principal office of the Partnership and of Energy Partners by giving notice to all Partners. Energy Partners may maintain such other offices for the Partnership as it may deem necessary or advisable.

         C. The address of each Participant shall be that stated on that Participant's Subscription Agreement or assignment document, subject to written notice of change given by the Participant to Energy Partners.

                           ARTICLE II.  DEFINITIONS

         ADJUSTED CAPITAL ACCOUNT DEFICIT. With respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                 (A)      Add to such capital account the following items:

                          (i)     The  amount which  such Partner  is
                 obligated, pursuant to Paragraph D of Article XVIII of this Agreement or otherwise, to contribute to the Partnership upon liquidation of such Partner's Interest; and

                          (ii) The amount which such Partner is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Treasury Regulation
                 Sections 1.704-1T(b)(4)(iv)(f) and 1 .704-1T(b)(4)(iv)(h)(5);
                 and
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                 (B)      Subtract  from  such  capital account  such
         Partner's share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
         1.704-1(b)(2)(ii)(d)(6).

         AFFILIATE.   An  "Affiliate" of Benton or Energy  Partners means: (a)
any person directly or indirectly owning, controlling, or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of Benton or Energy Partners; (b) any person, ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with the power to vote, by Benton or Energy Partners; (c) any person directly or indirectly controlling, controlled by, or under common control with Benton or Energy Partners; (d) any officer or director of Benton or Energy Partners or their Affiliates; and (e) any entity for which Benton or Energy Partners or their officers and directors acts in the capacity of an officer, director or general partner.

         ASSESSMENTS.   Additional amounts of capital which may be required  by
the Partnership to be paid by a Participant in addition to his Subscription.

         BENTON. Benton Oil & Gas Company, a Delaware corporation, a Co-Managing General Partner.

         CASING POINT. "Casing Point" means the point in time in the drilling of a well when total depth has been reached, appropriate tests have been made and a decision must be made to run and set production casing or production liner, as the case may be, and a decision to commence attempting to complete the well is made or the well is plugged and abandoned.

         CODE.  The Internal Revenue Code of 1986, as amended.

         COMPLETION COSTS. "Completion Costs" means, as to any well, all those costs incurred after Casing Point. Generally, these costs include all costs, liabilities and expenses, whether tangible or intangible, necessary to complete a well and bring it into production, including installation of service equipment, tanks, and other materials necessary to enable the well to deliver production.

         COST. When used in connection with selling Proven Producing Properties, undeveloped leases and other interests to the Partnership or providing for the drilling or completion of a Partnership Well by Benton, Energy Partners or their Affiliates, "Cost" shall mean the sum of (1) the amounts paid by Benton, Energy Partners or their Affiliates to unaffiliated third parties for the property, including bonuses; (2) title insurance or title examination costs, brokers' commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property; (3) delay rentals and ad valorem taxes paid with respect to the property to the date of its transfer to the Partnership; (4) interest on funds used to acquire or maintain the property; (5) equipment, drilling, seismic and all other usual costs for the acquisition and development of a property or having a well drilled; and (6) a portion of Benton's, Energy Partners' or their Affiliates' reasonable, necessary and actual direct expenses for geological, geophysical, seismic, engineering, drafting, accounting, legal and other like services, including a share of compensation of employees or others, allocated to the property in accordance with generally accepted and customary industry practices, and screening costs paid to third parties for geological, geophysical and seismic evaluations of Benton's, Energy Partners' or their Affiliates' lease inventory, to the extent such evaluations condemn the acreage prior to selection for the Partnership. Delay rentals, ad valorem taxes, interest on funds used to acquire or maintain properties and direct expenses will not be included in "Cost" when such expenses were incurred by Benton, Energy Partners or their Affiliates in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operation, or when such expenses, as enumerated in subsections (3) and (4) hereof, were incurred more than thirty-six (36) months prior to the purchase of the property interest by the Partnership. When used with respect to services, "Cost" means the reasonable, necessary and actual expenses incurred by Benton or its Affiliates on behalf of the Partnership in providing such services, determined in accordance with generally

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accepted  and customary industry practices.  Except as  otherwise indicated or as the context requires, "cost" means the price paid by Benton, Energy Partners or their Affiliates in a fair or arm's length transaction.

         DEVELOPMENT WELL. A well drilled as an additional well to the same reservoir as other producing wells on a lease, or drilled on an offset lease usually not more than one location away from a well producing from the same reservoir.

         DIRECT  EXPENSE.   Those third  party expenses which  are directly
attributable to the Partnership. These expenses include the costs of outside accounting and auditing services, reserve and engineering reports, legal fees and other third party expenses where such other third party costs would not be incurred except for the requirements imposed by the terms of the Partnership Agreement.

         ENERGY PARTNERS. Energy Partners, a California corporation, a Co-Managing General Partner.

         EXPLORATORY WELL. A well drilled either in search of a new and as yet undiscovered pool of oil or gas, or to extend greatly the limits of a field under development.

         GENERAL AND ADMINISTRATIVE EXPENSES. Those reasonable and necessary expenses incurred by Benton, Energy Partners and their Affiliates for administering the Partnership including, without limitation, computer use costs, accounting and legal fees, geological and engineering costs, office rent, telephone expenses, secretarial salaries, the cost of
printing  and  mailing  reports  to   the  Participants  and reimbursement of
the out-of-pocket operating costs (including employee costs and a fair allocation of general office overhead computed on a cost basis) of Benton, Energy Partners and their Affiliates which pertain to Partnership business. All overhead costs shall be allocated in accordance with generally accepted industry standards, subject to annual independent audit, except for the first twelve (12) months of operations when the reimbursement shall be in the form of a fee.

         GENERAL PARTNER.   A person  or entity  who executes the  Subscription
Agreement and the Partnership Agreement as a General Partner and/or any person who becomes a substituted General Partner in accordance with the terms of such Partnership Agreement.

         JOINT AND SEVERAL LIABILITY.   Joint liability is liability in which
co-obligors must all be joined as co-defendants in any action, whereas joint and several liability is where a claimant against the Partnership, at his option, may sue any one or more of the obligors, in this case, the General Partners.

         LIMITED PARTNER.   A  person or entity  who executes  the Subscription
Agreement and the Partnership Agreement as a Limited Partner and/or any person who becomes a substituted Limited Partner in accordance with the terms of such Partnership Agreement.

         LOWER RISK WELL. A well which is lower risk than an Exploratory Well due to its location in an area having a history of proven hydrocarbon production and to its (a) being controlled seismically, (b) being controlled through subsurface geology, or (c) proximity to existing, producing wells.

         MANAGING GENERAL PARTNERS. Benton or Energy Partners, each of which is a Co-Managing General Partner of the Partnership.

         MEMORANDUM. The Private Placement Memorandum, dated March 1, 1990, relating to the placement of preorganizational units of interest in the Partnership.

         NET PROCEEDS. The Proceeds, less the sum of Organization and Marketing Expenses, the first year General and Administrative Expenses and Partnership working capital.



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         OFFERING TERMINATION DATE.  May 31, 1990 (subject to an extension of up to 60 days).

         ORGANIZATION  AND MARKETING EXPENSES;  SELLING COMMISSIONS.   The
marketing expenses include Selling Commissions of one percent (1%) to three percent (3%) of the Subscriptions of the Participants which will be made to wholesalers and selected broker/dealers who assist in coordination of and education of broker/dealers participating in the placement of Units. Selling Commissions to broker/dealers will not exceed nine percent (9%) of Subscriptions. In addition, broker/dealers may receive a reimbursement of their due diligence expenses in an amount not to exceed one-half of one percent (0.5%) of the Subscriptions of the Participants, which amount may be paid directly to broker/dealers or to Energy Partners to reimburse it for due diligence expenditures. Organization expenses include all costs of organizing the Partnership, including, but not limited to, expenses for printing, mailing, and other expenses of qualification of sale of securities under federal and state law, including attorney fees, accounting fees, printing and reimbursement of time and expenses incurred by the Co-Managing General Partners in connection with organizing the Partnership. The total amount of Organization and Marketing Expenses (exclusive of Selling Commissions) will not exceed six and one-half percent (6.5%) of the Subscriptions of the Participants. Any costs in excess of this amount will be borne by the Co-Managing General Partners.

         PARTICIPANT.   Each person  or entity holding  any number of Units in
the Partnership, whether such individual owns these Units as a General Partner or as a Limited Partner. The term Participant also includes
Benton and Energy Partners to the extent they purchase interests on the same basis as other Participants and to the extent of their one percent (1%) capital contributions.

         PARTNER MINIMUM GAIN. An amount, with respect to each "partner nonrecourse debt" (within the meaning of Treasury Regulation
Section 1.704-1T(b)(4)(iv)(k)(4)), equal to the "partnership minimum gain" (within the meaning of Treasury Regulation Section 1.704-1T(b)(4)(iv)(a)(2) and Section 1.704-1T(b)(4)(iv)(c)) that would result if such partner nonrecourse debt were treated as a "nonrecourse liability" (within the meaning of Treasury Regulation Section 1.704-1T(b)(4)(iv)(k)(3)), determined in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(h).

         PARTNER  NONRECOURSE DEDUCTIONS.   As  defined in  Treasury Regulation
Section 1.704-1T(b)(4)(iv)(h)(3). The amount of Partner Nonrecourse Deductions with respect to a "partner nonrecourse debt" (within the meaning of Treasury Regulation Section 1.704-1T(b)(4)(iv)(k)(4)) for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such partner nonrecourse debt during such fiscal year over the aggregate amount of any distributions during such fiscal year to the Partner who bears the economic risk of loss for such partner nonrecourse debt to the extent such distributions are from the proceeds of such partner nonrecourse debt and are allocable to an increase in Partner
Minimum Gain attributable   to  such  partner   nonrecourse  debt,   determined
in  accordance   with  Treasury  Regulation Section 1.704-1T(b)(4)(iv)(h)(3).

         PARTNERS. Benton, Energy Partners, the Participants and the Special Limited Partners (if any), all of whom are general partners or limited partners under the California Revised Limited Partnership Act.

         PARTNERSHIP.  Benton Oil & Gas Combination Partnership 1990-1, L.P.

         PARTNERSHIP AGREEMENT.  This Agreement of Limited Partnership.

         PARTNERSHIP WELL COSTS.   The Costs of  (a) acquiring leases,
performing geological, geophysical and seismic tests on leasehold property, drilling, testing, completing or equipping wells, including geological and engineering services, whether provided by Benton or third parties, (b) constructing and/or purchasing facilities and equipment such as pumping units, storage facilities and separators which are necessary for the operation of a well, (c) constructing gathering lines from each well to a gas transmission pipeline in the area, and (d) abandoning a well prior to commercial production.

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Partnership Well Costs  do not include the costs  of operating such  wells or
Direct  Expenses or General  and Administrative of operating the Partnership.

         PARTNERSHIP WELLS.   The wells  to be drilled by  the Partnership,
including  Development Wells, Lower Risk Wells and Exploratory Wells.

         PROCEEDS. The amount paid by all Subscribers for Units in the Partnership, including amounts paid by Benton or Energy Partners for Units, and amounts paid by Benton and Energy Partners as capital contributions to the Partnership.

         PROPERTIES.    Properties  acquired  by  the   Partnership,  including
Proven Producing Properties, Recompletion Wells, Rework Wells and Partnership Wells.

         PROSPECT. An area in which the Partnership owns or intends to own one or more oil and gas interests, which is geographically defined on the basis of geological data by Benton and which is reasonably anticipated by Benton to contain at least one reservoir.

         PROVEN PRODUCING PROPERTIES. Properties acquired by the Partnership which are currently producing oil and/or gas.

         RECOMPLETION WELLS; REWORK WELLS. Wells purchased by the Partnership, which the Partnership intends to recomplete so as to enhance their oil and/or gas production either by completing to a shallower or deeper formation, refracing, or any other method designed to enhance oil and/or gas revenues, in the discretion of the Co-Managing General Partners.

         SPECIAL  LIMITED PARTNERS.   The  Special  Limited Partners  shall be
those broker/dealers, if any, admitted to the Partnership. The Special Limited Partners shall make no contribution to the Partnership's capital and shall not be liable for Assessments.

         SUBSCRIBER.   The investor who  executes a Subscription  Agreement and
becomes a Participant at such time as the Subscription is accepted by Energy Partners.

         SUBSCRIPTION AGREEMENT. The instrument executed by a Subscriber which also constitutes execution of the Partnership Agreement upon acceptance of the Subscription Agreement by Energy Partners.

         SUBSCRIPTIONS. Monies paid by Subscribers as initial capital contributions to the Partnership.

         UNITS. Units of assessable preformation partnership interest in the Partnership, and such interests after formation of the Partnership, each representing an original capital contribution of Five Thousand Dollars ($5,000) to the Partnership.

                             ARTICLE III. PURPOSE

         The sole purpose and ordinary business of the Partnership shall be to explore for oil and gas, to acquire undeveloped leases and Proven Producing Properties and other interests, to drill Exploratory Wells, Lower Risk Wells and Development Wells, to acquire and recomplete existing wells, to dispose of properties, and to conduct all other operations relating to the exploration, production and sale of oil and gas as Benton deems to be in the best interest of the Partnership, including the sale of all or substantially all of the Partnership's assets. It is expected that Partnership operations will be undertaken primarily in California, Texas, Louisiana, Oklahoma, Colorado and the Gulf of Mexico but the Partnership may participate in other areas of the country.



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                     ARTICLE IV. CAPITAL OF THE PARTNERS

         A.      CAPITAL CONTRIBUTIONS

                 (1) Each Participant has made a capital contribution to the Partnership in cash equal to the amount set forth in the Subscription Agreement submitted to Energy Partners by the Participants and accepted by Energy Partners. A Participant's interest in the Partnership, including his interest in undistributed profits, will be subject to the debts of the Partnership.

                 (2) Benton and Energy Partners will make a capital contribution to the Partnership as required to pay their share of costs as provided in Article V hereof, and in return for such payments, Benton, Energy Partners and other General Partners shall be entitled to share in all items of income, gain, loss, deduction or credit allocated to the respective Partners as provided in
         Article VI.

                 (3) Benton and Energy Partners will make a capital contribution as a one percent (1%) General Partner.

                 (4) Each Participant is subject to Assessments in the amount of up to twenty-five percent (25%) of the amount of his original capital contribution.

                 (5) The Special Limited Partners shall not be liable for Assessments or to make any other capital contributions to the Partnership.

         B.      DETERMINATION OF CAPITAL ACCOUNTS

         A single capital account shall be maintained for each Partner (or transferee of a Partner, which transferee shall succeed to the allocable portion of the capital account of his transferor, as of the effective date of the transfer). The capital account for each Partner will be determined based on the Treasury Regulations regarding maintenance of capital accounts promulgated under Code Section 704(b), including
Treasury Regulation    1.704-1(b)(2)(iv)(g).  Generally, these  Treasury
Regulations  provide that capital accounts of  Partners shall be increased  by
(1) the amount of money contributed by a Partner to the Partnership, (2) the fair market value of property contributed by a Partner to the Partnership and (3) allocations to a Partner of Partnership taxable income and gain (or items thereof). Capital accounts will be decreased by (1) the amount of money distributed to a Partner by the Partnership, (2) the fair market value of property distributed to a Partner by the Partnership, (3) allocations of Partnership tax loss and deduction (or items thereof), and
(4) organizational and syndication costs which are not amortized.

         In the event of a distribution in kind of any property, the capital accounts of the Partners shall first be adjusted to reflect the manner in which the unrealized income, gain, or loss inherent in the property (which has not been previously reflected in capital accounts) would be allocated among the Partners if there were a taxable disposition of the property at its fair market value.

         C.      SIMULATED DEPLETION ACCOUNT

         Solely for purposes of maintaining capital accounts, depletion with respect to oil and gas properties shall be computed at the Partnership level. The Partnership shall compute a simulated depletion allowance on each oil or gas property using the percentage depletion method. The Partnership's simulated depletion allowance shall reduce the Partners' capital accounts in the same proportion as such


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Partners (or their predecessors in  interest) were allocated adjusted basis with respect to such property. The aggregate capital account adjustments for simulated depletion allowances with respect to an oil or gas property shall not exceed the Partnership's adjusted tax basis in such property. Upon the taxable disposition of an oil or gas property by the Partnership, the Partnership's simulated gain or loss shall be determined by subtracting its simulated adjusted basis in such property from the amount realized from such disposition. (The Partnership's simulated adjusted basis in an oil and gas property is determined in the same manner as adjusted tax basis except that simulated depletion allowances are taken into account instead of actual depletion allowances.) Any resultant simulated gain shall be allocated to the Partners in the same manner as that portion of the amount realized from such disposition which exceeds the Partnership's simulated adjusted basis in such property is allocated to such Partners and shall increase such Partners' capital accounts accordingly. Any resultant simulated loss shall be allocated to the Partners in proportion to the Partners' allocable shares of the total amount realized from the disposition of such property that represents recovery of the Partnership's simulated adjusted basis in such property, and shall reduce such Partners' capital accounts accordingly.

         D.     INTEREST ON CAPITAL

         No interest shall be paid on the capital account of, or on any capital contributed by, any Partner either before or after the time repayment should be made.

                     ARTICLE V. COSTS CHARGED TO PARTNERS

         For purposes of determining liability for Assessments, sharing in distributions and otherwise as provided herein, items expended by the Partnership shall be charged as follows, provided that costs paid out of Assessments shall only be charged to Partners who paid such Assessments:

         A.     PARTNERSHIP COSTS

         All Partnership Well Costs, including completion costs, costs of Recompletion Wells, costs of acquiring Proven Producing Properties, and geological, geophysical and seismic costs, and all Organization and Marketing Expenses shall be allocated one hundred percent (100%) to the Participants.

         B.     OPERATING COSTS

          The expenses of operating Partnership Wells are to be charged in the same ratio that revenues are shared in such wells, pursuant to paragraph A of Article VI. In addition, operating costs shall include the costs of recompleting Partnership Wells.

         C.     OTHER COSTS

         All costs  which are not otherwise specifically provided for in
Article V(A) above, including, but not limited to General and Administrative Expenses and Direct Expenses, shall be charged one hundred percent (100%) to the Participants.

         Costs charged to Participants and the Co-Managing General Partners will be allocated among the Participants as provided in paragraph C of Article VI.



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         D.     LOSS ON SALE OF PARTNERSHIP ASSETS

         If the Partnership sells any oil and gas property at a price which is less than its undepleted cost, the Partnership shall charge the loss on such sale to the Partners in the ratio of their remaining undepleted bases in such property at the time of sale.

         If the Partnership sells any asset, other than an oil and gas property, at a price which is less than its undepreciated cost, the Partnership shall charge the loss on such sale to the Partners who bore the cost of such asset.

                    ARTICLE VI. ALLOCATION OF REVENUES AND
                            DISTRIBUTIONS OF CASH

         A.     ALLOCATION OF REVENUES

         All Partnership revenues shall be allocated seventy-four and one-fourth percent (74.25%) to the Participants, twenty-four and three-fourths percent (24.75%) to the Co-Managing General Partners and one percent (1%) to the Special Limited Partners. For Partnership purposes, revenues shall mean funds received by the Partnership from all sources, except capital contributions, borrowings, Assessments and interest on subscriptions, whether occurring during the term of the Partnership or occurring as part of any plan of dissolution and liquidation of the Partnership; provided, however, that the portion of the revenues generated by the taxable disposition of a Partnership oil and gas property that represents recovery of its simulated adjusted tax basis therein will be allocated to the Partners in the same proportion such Partners (or their predecessors in interest) were allocated the basis of such property pursuant to paragraph C of Article IV; provided, further, that the portion of the revenues generated by the taxable disposition of a Partnership asset, other than an oil and gas property, equal to the Partnership's adjusted tax basis in such property shall be allocated to the Partners in the same proportion that the Partners bore the cost of such asset.

         B.     CASH DISTRIBUTIONS

         The Partnership expects to distribute quarterly, or on a more current basis if so determined by the Co-Managing General Partners, amounts to the Partners equal to approximately the difference between revenues allocated to the respective Partners as provided in this Article VI, and costs charged to the Partners as provided in Article V. This provision shall not, however, serve as a limitation on the right of the Co-Managing
General Partners to retain, pledge or use so much of the revenues or other assets of the Partnership, including amounts required to eliminate any capital deficit of the Partners, to conduct additional operations of the Partnership, to establish reserves for anticipated expenditures, or to repay any amounts borrowed by the Partnership to finance the conduct of such operations.

         C. ALLOCATIONS AMONG PARTICIPANTS, SPECIAL LIMITED PARTNERS AND CO-MANAGING GENERAL PARTNERS

         All allocations of income, gain, loss and deduction to the Participants as a class shall be allocated among the Participants based on the ratio of their respective paid capital contributions, including Assessments. Expenses and other costs paid from Assessments shall be charged only to those Partners who paid the Assessment. All allocation of income, gain, loss, deduction to the Special Limited Partners, if any, shall be allocated among the Special Limited Partners in such proportions as shall be established at the time of their admission to the Partnership or as they shall later agree. All allocations of income, gain, loss, deduction and all capital contributions and Assessments to the Co-Managing General Partners will be divided eighty percent (80%) to Benton and twenty percent (20%) to Energy Partners.



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                  ARTICLE VII. ELECTIONS AND TAX ALLOCATIONS

         For purposes of federal income taxes, and appropriate state or local income taxes, the following allocations shall be made:

         A. To the extent permitted by law, and except as otherwise provided by this Article VII, all income, gain, losses and deductions shall be allocated to the party who has been charged with the expenditures or credited with the revenues giving rise to such deductions or income.

         B.       The basis of  Partnership properties  for purposes  of Code
Section 613A(c)(7)(D) shall be allocated in the same ratio as Partnership Costs are allocated.

         C. Notwithstanding the foregoing, however, production required to be allocated for the purpose of computing the depletion deduction (including percentage depletion in excess of the depletable basis of the property) shall be allocated in the ratio in which the related revenues are shared.

         D. All tax credits and tax credit recapture shall be allocated in the ratio in which revenues are shared at the time the expenditure giving rise to such tax credit arises.

         E. The Partnership shall make an election to deduct intangible drilling and development costs on its federal income tax return in accordance with the option granted by the Code. No election shall be made by the Partnership to be excluded from the application of the provisions of Subchapter K of the Code.

         F. In the event of the transfer of an interest in the Partnership, or in the event of the distribution of property to any party hereto, the Partnership may (but is not required to) file an election in accordance with the applicable Treasury Regulations to cause the basis of the Partnership's assets to be adjusted for federal income tax purposes as provided by Code Sections 734 and 743.

         G. Notwithstanding the foregoing provisions of this Article VII, if the capital accounts of all Participants are not equal and if any allocation of loss or deduction to a Partner would reduce such Participant's capital account balance below zero or would increase the negative balance in such Participant's capital account at a time when another Participant has a positive capital account balance, as determined at the close of the period in respect of which the loss or deduction, as the case may be, is to be allocated, such excess shall instead be allocated pro rata to Participants having positive capital account balances until such capital account balances are reduced to zero; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Partners pursuant to this Agreement for prior years.

         Notwithstanding the foregoing provisions of this Article VII:

                 (1) The losses and deductions allocated to any Partner pursuant to the foregoing provisions of this Article VII shall not exceed the maximum amount of losses and deductions that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. All losses and deductions in excess of the limitation set forth in this clause (1) shall be allocated to other Partners.

                 (2) If there is a net decrease in partnership minimum gain (within the meaning of Treasury Regulation
         Sections 1.704-1T(b)(4)(iv)(a)(2) and 1.704-1T(b)(4)(iv)(c)) during any
         Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of:

                          (i) the portion of such Partner's share of the net decrease in "partnership minimum gain," determined in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(f), that is allocable to the disposition of Partnership property subject to "nonrecourse liabilities" (within the meaning of Treasury Regulation Section 1.704-1T(b)(4)(iv)(k)(3)), determined in accordance with Treasury Regulation Section 1.704-1(b)(4)(iv)(e), and

                          (ii) if such Partner would otherwise have an Adjusted Capital Account Deficit at the end of such fiscal year, an amount sufficient to eliminate such Adjusted Capital Account Deficit.

         The items of income and gain to be so specially allocated pursuant to this clause (2) shall be determined in accordance with Treasury Regulation Section 1.7041T(b)(4)(iv)(e). This clause (2) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-1T(b)(4)(iv)(e) and shall be interpreted consistently therewith.

                 (3) Notwithstanding any provision of this Paragraph G to the contrary (except clause (2)), if there is a net decrease in Partner Minimum Gain attributable to a "partner nonrecourse debt" (within the meaning of Treasury Regulation
         Section 1.704-1T(b)(4)(iv)(k)(4)) during any Partnership fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent years) in an amount equal to the greater of:


                          (i)     the portion of such Partner's share  of the
                 net decrease  in Partner  Minimum  Gain   attributable  to
                 such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(5), that is allocable to the disposition of Partnership property subject to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.7041T(b)(4)(iv)(h)(4) and

                          (ii) if such Partner would otherwise have an Adjusted Capital Account Deficit at the end of such fiscal year, an amount sufficient to eliminate such Adjusted Capital Account Deficit.

         The items of income and gain to be so specially allocated pursuant to this clause (3) shall be determined in accordance with Treasury Regulation Section 1.7041T(b)(4)(iv)(h)(4). This clause (3) is intended to comply with the minimum gain chargeback requirement of Treasury Regulation Section 1.704-1T(b)(4)(iv)(h)(4) and shall be interpreted consistently therewith.

                 (4)      Subject to the priority rules of Treasury Regulation
         Section 1.704-1T(b)(4), if any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury
         Regulation   Sections  1.704-1(b)(2)(ii)(d)(5) or
         1.704-1T(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulation
         Sections 1.704-1 (b) and 1.704-1T, the Adjusted Capital Account Deficit of such Partner as quickly as possible. It is intended that this clause (4) qualify and be construed as a "qualified income offset" within the meaning of Treasury Regulation
         Section 1.704-1 (b)(2)(ii)(d).

                 (5)      Subject to the priority rules of Treasury Regulation
         Section 1.704-1T(b)(4), if any Partner has a deficit capital account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated, pursuant to Paragraph D of Article XVIII of this Agreement or otherwise, to contribute to the Partnership upon liquidation of such Partner's Interest, and (ii) the amount such Partner is deemed to be obligated to restore to the Partnership pursuant to Treasury Regulation Sections 1.704-1T(b)(4)(iv)(f) and
         1.704-1T(b)(4)(iv)(h)(5),  such  Partner   shall  be  specially
         allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

                 (6)      If special allocations  are required under  clauses
         (2), (3), (4) and/or (5) in any fiscal year, such allocations shall be made in the priorities required by Treasury Regulation
         Sections 1.704-1(b) and 1.704-1T.

                 (7)       "Nonrecourse   deductions"  (within   the  meaning
         of Treasury Regulation Section 1.704-1T(b)(4)(iv)(b)) for any fiscal year or other period shall be specially allocated to the Partners
         in proportion  to  their  Units  in  the  Partnership.   "Partner
         nonrecourse deductions"  (within the  meaning of  Treasury Regulation
         Section 1.704-1T(b)(4)(iv)(h)(3)) for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Treasury Regulation Section
         1.704-1T(b)(4)(iv) (k)  (4))  to   which  such   partner  nonrecourse
         deductions are attributable in accordance with Treasury Regulation
         Section 1.704-1T(b)(4)(iv)(h).


                 (8)      The  Partners   acknowledge  that  all
         distributions of cash (including distributions upon liquidation of the Partnership) are intended to be made in accordance with the priorities set forth in Articles V and VI and that the Partners' capital accounts are intended to reflect the manner in which such distributions are intended to be made. The allocations set forth in clauses (1) (last sentence), (2), (3), (4), (5) and (7) (first sentence) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1 (b) and 1.704-1T(b)(4), but may result in distortions of the Partner's capital accounts in relation to the distributions that each Partner is intended to receive from the Partnership. Notwithstanding any other provisions of this Article VII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses and items of income, gain, loss and deduction to the Partners so that, to the maximum extent possible, at any point in time the Partners' capital accounts shall reflect the manner in which distributions would be made to the Partners, if the Partnership were liquidated and the proceeds of such liquidation were distributed to the Partners in accordance with Articles VI and XVIII.

                    ARTICLE VIII. APPLICATION OF PROCEEDS

         Net Proceeds will be used solely for the conduct of Partnership operations.

         In view of the fact that Partnership activities will not commence until sales are closed and Partnership operations commence, Benton and Energy Partners reserve the right to change the estimated allocation of Proceeds, as described below, in the best interest of the Partnership. However, it is anticipated that the Net Proceeds will be applied by the Partnership on the basis of approximately the following percentages:

         ACTIVITY-ASSUMING THE MINIMUM AMOUNT OFFERED IS RAISED     PERCENTAGE
         ------------------------------------------------------     ----------

         Acquisition of Proven Producing Properties                       100%
         Drilling and Completion of Partnership Wells                     -0-

         ACTIVITY-ASSUMING THE MAXIMUM AMOUNT OFFERED IS RAISED     PERCENTAGE
         ------------------------------------------------------     ----------

         Acquisition of Proven Producing Properties                      24.5%
         Drilling and Completion of Partnership Wells                    75.5%


                    ARTICLE IX.  FORMATION OF PARTNERSHIP

     In the sole discretion of the Co-Managing General Partners, the Partnership may be formed as soon as the minimum Subscriptions ($250,000) have been raised. Additional Participants may be admitted to the Partnership until the Offering Termination Date, as extended. From the time the minimum Subscriptions have been received and the Partnership formed until the Offering Termination Date or final closing date, the Partnership will close at the end of each month and admit new Participants and acquire either a greater working interest in the Proven Producing Properties previously acquired or will acquire interest in additional Proven Producing Properties.

     At the sole discretion of the Co-Managing General Partners, the Partnership may continue to have monthly closing dates until such time as the Offering Termination Date occurs or the Partnership sales are closed. Once the final termination date has occurred or the Partnership sales have closed, then all Participants will share in all Partnership costs and revenues on a proportionate basis thereafter. The Partnership will not engage in any recompletions, nor will the Partnership drill any wells, until the final termination date.

           ARTICLE X. TERM AND CONVERSION OF GENERAL PARTNER UNITS

         A. The term of the Partnership will commence on the date of execution of this Agreement, and will continue until December 31, 2039, and will terminate at such earlier time as all of the interests and properties acquired for the Partnership have been fully depleted, disposed of, sold or abandoned, unless sooner terminated as set forth in Article XVI or XVIII of this Agreement.

     The calendar year is the Partnership's fiscal year, subject to change by Benton and Energy Partners as permitted by the Code.

         B. As soon as practicable after the completion of the Partnership's drilling activity, and subject to the receipt of the opinion of counsel described below, the General Partner Units shall be converted to Limited Partner Units. Such conversion shall occur automatically upon compliance with this paragraph B. All other rights and obligations under this Agreement shall not be affected by such conversion. Prior to any such conversion, Benton and Energy Partners shall obtain an opinion of tax counsel to the Partnership to the effect that such conversion would not result in any materially adverse federal tax consequences to the Partnership or the General Partners. In order to accomplish such conversion, Benton and Energy Partners will (i) amend this Agreement with such changes therein or amendments thereto as are deemed appropriate by Benton and Energy Partners and that do not adversely affect the General Partners, (ii) file an amended Certificate of Limited Partnership with the Secretary of State for the State of California and (iii) take such other actions as are necessary or appropriate to accomplish conversion of the General Partner interests. Notwithstanding the foregoing, Benton and Energy Partners shall not be obligated to cause conversion of the Partnership or may delay such conversion if Benton and Energy Partners or their tax counsel determine that conversion at that time would not be in the best interests of the General Partners.

                ARTICLE XI.  RIGHTS AND OBLIGATIONS OF BENTON
                             AND ENERGY PARTNERS

         A. Benton and Energy Partners shall be the Co-Managing General Partners of the Partnership and as such shall conduct, direct and exercise full control over all activities of the Partnership. Generally, Benton shall be primarily responsible for all of the Partnership's oil and gas activities and Energy Partners shall be primarily responsible for all the Partnership's administrative activities. In order to carry out the purposes of the Partnership as set forth in Article III of this Agreement, the Participants and the Special Limited Partners, if any, agree that Benton and Energy Partners have the rights and obligations set forth below.

                 (1) Benton may purchase or sell any oil and gas interest and may execute on behalf of the Partnership any and all documents or instruments of any kind which Benton may deem appropriate in carrying out the interests of the Partnership, including, but without limitation, deeds, assignments, leases,
         subleases,  operating agreements,  farmout   agreements,  unitization
         agreements, pooling agreements, sales contracts, gas sales contracts, transportation contracts, division orders, transfer orders, or other marketing agreements, documents or instruments of any kind or character or amendments thereto, which relate to the affairs of the Partnership;

                 (2) Energy Partners shall maintain complete and accurate books of account for the Partnership; said books shall be kept at the principal office of the Partnership and shall be open to inspection after reasonable notice and request by any Partner or his authorized representative, at his own expense, at any time during ordinary business hours;

                 (3) Within one hundred twenty (120) days after the end of the fiscal year, Energy Partners shall provide each Participant and Special Limited Partner on an annual basis, commencing at the end of the second full year of Partnership operations, an independent petroleum engineer's appraisal of the status of the properties;

                 (4) Energy Partners shall provide each Participant and Special Limited Partner with an annual report (copies of which, together with a report on oil and gas reserves and a tax information report, shall be furnished to appropriate state securities administrators, as required) within ninety (90) days after the close of the Partnership's fiscal year, containing the following information:

                          (a)     Financial  statements,  including the
                 balance sheet and statements of operations, Partners' equity and changes in financial position, prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing the opinion of an independent certified public accountant;

                          (b) A description of each Prospect in which the Partnership owns an interest, including the cost, location, number of acres under lease and interest owned by the Partnership, except that succeeding reports will contain only material changes from the preceding report;

                          (c) A summary itemization by type and/or classification of the total fees, reimbursements and compensation paid by the Partnership, or indirectly on behalf of the Partnership, to Benton, Energy Partners or their Affiliates during the period; and


                          (d) A schedule reflecting the total Partnership costs, and where applicable, the costs pertaining to each Prospect, the costs paid by Benton and the costs paid by the Participants and the Special Limited Partners, the total Partnership revenues, the revenues received or credited to Benton, and the revenues received or credited to the Participants and the Special Limited Partners during the period;

                 (5) Energy Partners shall furnish a report to each Participant and Special Limited Partner by March 15 of each year, containing such information as Energy Partners deems necessary for the proper presentation of federal income tax returns;

                 (6) Energy Partners shall maintain, at the principal office of the Partnership, copies of the Partnership's federal, state and local income tax returns and reports for the six (6) most recent years;

                 (7) Benton will purchase, at the expense of the Partnership, liability and other insurance to protect the Partnership's properties and business;

                 (8) Benton and Energy Partners may enter into any agreement for the borrowing of money from a commercial bank or other lending institution for payment of expenses of drilling and completion activities on wells started with Proceeds, the acquisition of Proven Producing Properties and for payment of General and Administrative Expenses, including the purchase and lease of oil and gas properties or equipment, and are authorized to assign any portion of, or all of, the Partnership's properties and revenues therefrom for the purpose of securing any such borrowed money; provided, however, that such borrowing shall not exceed, in principal amount, twenty-five percent (25%) of the Proceeds plus all paid Assessments; provided, further, that in no event will the lender have the election to convert its position as creditor into an equity interest in the Partnership or in Benton, Energy Partners or in any of their Affiliates;

                 (9) Benton and Energy Partners may, in the sole exercise of their discretion, make unsecured loans and advances to the Partnership at Benton's and Energy Partners' interest cost and may otherwise borrow money and assign to the lender Partnership properties and production therefrom as security; provided, however, that the interest on loans and advances made by Benton and Energy Partners or their Affiliates shall not exceed the amounts which would be charged by unrelated banks (without regard to financial abilities or guarantees) on comparable loans for the same purpose, and no fees, points or other financing charges will be charged to the Partnership by Benton, Energy Partners or their Affiliates;

                 (10) In the states where the Partnership conducts activities, Energy Partners may file any necessary instruments required to qualify the Partnership to do business in the particular state as a limited partnership, or to cause the limited partnership status of the entity to be recognized;

                 (11) Benton may cause title to Partnership property to be held in the name of Benton; provided, however, that if property is held in the name of Benton, an unrecorded assignment to the Partnership shall be made and maintained in the Partnership's files; provided, further, that any such assignment shall provide that the properties are being held for the benefit of the Partnership and are not subject to the debts, obligations or liabilities of Benton or its Affiliates;

                 (12)     Benton and  Energy  Partners  may admit
         Participants, Special Limited Partners or substituted Participants without the consent of other Participants or Special Limited Partners; provided, however, that any transferee of a Unit or a Special Limited Partner's interest will receive a right to share in the profits and capital of the Partnership but will not be a substituted Partner without the prior written consent of Benton and Energy Partners, which consent may be given or withheld in their sole and absolute discretion; provided, further, that Benton and Energy Partners will withhold their written consent in the event that they have reasonably determined in their sole discretion that such substitution could have an adverse effect on the business activities or the legal or tax status of the Partnership, under either state or federal law;

                 (13) Benton and Energy Partners may admit one or more additional managing general partners which may become a successor entity to Benton and Energy Partners and take action which would have the effect of providing an additional and/or a successor managing general partner, if the holders of a majority of the Units outstanding approve; provided, however, that such approval of the holders of Units shall not be necessary if the additional managing general partner proposed by Benton or Energy Partners is
         (1) an Affiliate of Benton or Energy Partners; (2) an entity with which Benton or Energy Partners has merged; or (3) a person or entity that has purchased all or substantially all the assets of Benton or Energy Partners;

                 (14) Benton and Energy Partners may call for a vote of the Participants to be taken on the items set forth in Article XVI;

                 (15) Energy Partners may cause the investment of Partnership funds in short-term liquid securities until the expenditure of such funds is necessary in connection with Partnership activities;

                 (16) Energy Partners and Benton may amend the Agreement, including amending the Agreement to alter the Partnership's form so that it becomes a different type of business entity, for business and tax reasons, subject to the provisions of Article XVI;


                 (17) Energy Partners and Benton may do any and all things necessary or appropriate in order to accomplish the purpose of the Partnership, subject to the provisions of this Agreement;

                 (18) Energy Partners and Benton may conduct other oil and gas drilling and acquisition programs or income programs which may commence prior to, during or subsequent to the Partnership;

                 (19) Benton may purchase assets from the Partnership in connection with a dissolution of the Partnership, at a price which is the greater of the then fair market value (which term shall mean the value of the assets as determined by an independent oil an gas engineer) or the highest bona fide offer for such assets by a third party, if any, regardless of any difference between such fair market value and the original cost to the Partnership of such assets (subject to the approval of a majority in interest of the Participants if the asset represents five percent (5%) or more of the initial value of the assets of the Partnership);

                 (20) Energy Partners may make any and all elections for purposes of federal, state or local income taxes that it deems appropriate; and

                 (21)     Benton  and   Energy  Partners  may  submit  a
         partnership claim or liability to arbitration or reference, assign the Partnership property and trust for creditors or on the assignee's promise to pay the debts of the partnership, confess a judgment or dispose of the goodwill of the Partnership for adequate consideration.

         B. Benton and Energy Partners shall have no authority on behalf of the Partnership or themselves to:

                 (1)      Do any act in contravention of this Agreement;

                 (2) Use Partnership property or commingle any Partnership bank accounts or monies with funds of Benton, Energy Partners or their Affiliates, or to make advances to Benton, Energy Partners or their Affiliates, except where necessary to secure tax benefits of prepaid drilling and completion costs, and in no event will such advances include non-refundable payments for capital completion costs prior to the time that a decision is made that the well warrants such equipment;

                 (3) Take any action with respect to Partnership assets or property which does not primarily benefit the Partnership, including, among other things, the utilization of Partnership funds as compensating balances for its own benefit, and the commitment of future production if not in the best interests of the Partnership;


                 (4) Make any loans of Partnership funds to Benton, Energy Partners or their Affiliates;

                 (5) Make or institute any marketing arrangements or other relationships affecting the property of the Partnership where the benefits are not fairly and equitably apportioned according to the respective interests of all parties; or

                 (6) Knowingly enter into any arrangements involving working interests in any oil and gas property which commit the working interest to be held in an entity which limits the liability of the General Partners as to the working interest so as to cause the working interest to be considered a passive activity so that losses from the working interest may only offset passive activity income as set forth in Code
         Section 469.


         C. The following prohibitions and restrictions shall be applicable to Benton:

                 (1) If Benton sells, transfers or conveys all or any portion of a lease to the Partnership, Benton must, at the same time, sell, transfer, or convey to the Partnership an equal proportionate interest in all its other leases in the same Prospects.

                 (2) A sale, transfer, or conveyance to the Partnership of less than all of the ownership of Benton or its Affiliates in any portion of a lease (the "Subject Portion") is prohibited unless the interest retained by Benton or its Affiliates is a working interest, the respective obligations of Benton or its Affiliates and the Partnership to pay costs with respect to the Subject Portion are proportionate to their respective working interests after the transfer, and Benton's or its Affiliates' interest in the revenues does not exceed any amount proportionate to its retained working interest. Benton or its Affiliates may not retain any overrides or other burdens on the Subject Portion, and may not enter into any farmout arrangements with respect to its retained interest, except to nonaffiliated third parties or other partnerships sponsored by Benton. For the purposes of this  paragraph, the  term
         Affiliate   shall not  include another partnership  where the
         interest of Benton is identical to, or less than, Benton's interest in the Partnership.

                 (3) Benton may never profit by drilling in contravention of its fiduciary obligation to the Partners. All services provided to the Partnership by Benton or its Affiliates will be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid.

           ARTICLE XII. COMPENSATION OF BENTON AND ENERGY PARTNERS

         Benton maintains a staff of geologists, engineers and land personnel who are responsible for screening and acquisition of leases and for conducting drilling and producing operations. The costs incurred in maintaining these departments, including salaries of personnel, are allocable in part to the Partnership's activities and are included in Partnership Costs. Such costs shall be paid or reimbursed by the Partnership out of Proceeds or revenues.

     Benton and Energy Partners will also be reimbursed for General and Administrative Expenses incurred on behalf of the Partnership as a fee for the first twelve (12) months of Partnership operations and thereafter as a reimbursement of expenses incurred. The amount of the fee which will be allocated to the Participants for the first twelve (12) months of Partnership operations will be three percent (3%) of the Participants' Subscriptions.

     MHM Energy Investments, Inc. shall receive a wholesaling fee equal to three percent (3%) of the total Units sold by the broker/dealers for which MHM Energy Investments, Inc. acts as a wholesaling broker/dealer.

     As set forth in Article VI, Benton and Energy Partners will share in Partnership revenues in an amount in excess of their contribution to Partnership costs. The Participants and the Special Limited Partners consent to the receipt by Benton, Energy Partners and their Affiliates of the benefits and profits set forth in this Article.

                   ARTICLE XIII. PROTECTION OF THE PARTIES

     In any threatened, pending or completed action, suit or proceeding to which the either of the Co-Managing General Partners was or is a party or is threatened to be made a party by reason of the fact that it was or is a Co-Managing General Partner of the Partnership (other than an action by or in the right of the Partnership) involving any alleged cause of action for damages arising from the performance of oil and gas activities, including exploration, development, completion, operation, or other activities relative to management and disposition of oil and gas properties or production from such properties, the Partnership will indemnify the Co-Managing General Partners against expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that their conduct does not constitute negligence, misconduct or a breach of their fiduciary obligations to the Participants and the Special Limited Partners. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that Benton or Energy Partners did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Partnership.

     In any threatened, pending or completed action or suit by the Partnership in the right of the Partnership, to which a Co-Managing General Partner was or is a party or is threatened to be made a party, involving an alleged cause of action by a Participant or a Special Limited Partner for damages arising from the activities of a Co-Managing General Partner in the performance of management of the internal affairs of the Partnership as prescribed by this Agreement, the Partnership will indemnify the Co-Managing General Partner against expenses, including attorneys' fees, actually and reasonably incurred by it in connection with the defense or settlement of such action or suit if it acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Partnership, as specified in this paragraph, except that no indemnification shall be made in respect of any claim, issue or matter as to which a Co-Managing General Partner shall have been adjudged to be liable for negligence, misconduct or breach of fiduciary obligation in the performance of its duty to the Partnership unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, a Co-Managing General Partner is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     To the extent that a Co-Managing General Partner has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Partnership shall indemnify a Co-Managing General Partner against the expenses, including attorneys' fees, actually and reasonably incurred by it in connection therewith. Any such indemnification of a Co-Managing General Partner shall be prohibited unless the Co-Managing General Partner has determined in good faith that the course of conduct which caused the loss or liability was in the best interest of the Partnership; that such liability or loss was not the result of negligence or misconduct by a Co-Managing General Partner; and that indemnification of a Co-Managing General Partner or its Affiliates will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of violation of state or federal securities laws associated with the offer and sale of Partnership Units. Indemnification will be allowed for settlements and related expenses of a lawsuit alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either: (a) approves the settlement and finds indemnification of the settlement and related costs should be made or (b) approves indemnification of litigation costs if a successful defense is made.

     Any indemnification, unless ordered by a court, shall be made by the Partnership only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification of a Co-Managing General Partner is proper in the circumstances because a Co-Managing General Partner has met the applicable standard of conduct set forth above.

         The indemnification of a Co-Managing General Partner shall be limited to and recoverable only out of the assets of the Partnership and not against any Limited Partner or General Partner and indemnification of the Co-Managing General Partners as to a third party is only with respect to such loss, liability or damage not otherwise compensated for by insurance carried for the benefit of the Partnership.

         The Partnership may not incur the cost of that portion of insurance which insures a Co-Managing General Partners from any liability as to which the Co-Managing General Partner is prohibited from being indemnified under this Article.

     The General Partners hereby agree that each shall be solely and individually responsible only for their pro rata share of the liabilities and obligations of the Partnership, and any Participant who incurs liability in excess of his pro rata share shall be entitled to contribution from the other General Partners. Pursuant thereto, each Co-Managing General Partner further agrees to indemnify each Participant from paying any liabilities or obligations of the Partnership in excess of such Participant's capital contribution. Furthermore, although the General Partners may be personally liable for the liabilities and obligations of the Partnership, all such liabilities and obligations shall be paid or discharged first with Partnership assets (including insurance proceeds) before the General Partners shall be obligated to pay or discharge any liability or obligation with their personal assets.

                         ARTICLE XIV. RELATED PARTIES

     Benton and Energy Partners and their Affiliates or related persons or entities may be engaged or employed by the Partnership to render or perform services for the Partnership and/or may sell property of any kind or description to it, or may otherwise engage in transactions with the Partnership. All such engagements, employments and other transactions shall not be invalidated by reason of any such relationships so long as such person is engaged, independently of the Partnership and as an ongoing business in rendering such services or selling such equipment and supplies to a substantial extent to other persons and such prices and terms are not higher than those normally charged in the same geographic area by unaffiliated persons or companies dealing at arm's length. If the person is not engaged in business as provided above, then the price of such services shall be the cost of such services, equipment or supplies to such person or the competitive rate in the geographical area, whichever is less. Benton and Energy Partners may be presently conducting or may conduct in the future other oil and gas income, drilling and acquisition programs which may commence during or subsequent to this Partnership. All contracts entered into between the Partnership, Benton, Energy Partners and their Affiliates or related persons or entities shall be terminated without penalty on not less than thirty (30) days' written notice by the Partnership or on sixty (60) days' written notice by Benton, Energy Partners or their Affiliates.

     The leases transferred to the Partnership by Benton or its Affiliates shall be sold at Cost unless Benton believes that the appraised value is substantially lower than Cost. In such a case the value of the lease will be determined by an independent appraiser and sold at the lower of Cost or appraised value.

                 ARTICLE XV. RESTRICTIONS ON TRANSFERABILITY

     No Participant or Special Limited Partner shall have the power to sell, assign or transfer his interest in the Partnership or to cause a transferee to become a substituted Partner except upon the written consent of Benton and Energy Partners. Each Participant and Special Limited Partner specifically agrees to the admission of any substituted Partner as a Partner when consented to by Benton and Energy Partners. Benton and Energy Partners shall review any proposed transfer and shall withhold their consent in the event they determine, in their sole and absolute discretion, that such substitution could have an adverse effect on the business activities or the legal or tax status of the Partnership or the remaining partners under either state or federal law.

         Each of Benton and Energy Partners may sell, assign, transfer, pledge or encumber all or any portion of its rights to receive revenues as a Co-Managing General Partner under this Partnership Agreement; provided, however, that the assignment of such revenue interest shall not affect Benton's and Energy Partners' other rights and obligations pursuant to this Agreement.

         In addition to the restrictions upon substitution of an additional Participant or Special Limited Partner, neither a Participant nor a Special Limited Partner may sell his rights to profits and capital in the Partnership without furnishing Benton and Energy Partners with a copy of the offer to buy such interest and giving Benton and Energy Partners the prior right for a period of ten (10) days after receipt of written notice, to purchase such interest on the terms contained in such offer. In the event Benton and Energy Partners do not exercise their prior right to purchase such interest in profits and capital within a ten (10) day period or notify the Participant or Special Limited Partner that such right will not be exercised, the Participant or Special Limited Partner shall have the right to sell his interest in profits and capital for a period of forty-five (45) days. Thereafter, the Participant or Special Limited Partner shall not sell any part of his interest in profits and capital without again offering the same to Benton and Energy Partners. A transferee of a Partner's right to profits and capital who is not admitted as a Partner is not entitled to any of the rights of a Partner. A transferee Participant or Special Limited Partner has no greater right to terminate the Partnership than his transferor.

         In no event shall any assignee or transferee hold less than one Unit except by gift or operation of law.

         ARTICLE XVI. RIGHTS, AUTHORITY AND LIABILITIES
         OF PARTICIPANTS AND SPECIAL LIMITED PARTNERS

         A.      RIGHTS

         By a majority vote of the outstanding Units, the Participants (but not the Special Limited Partners) shall have the right to:

                 (1) Remove Benton, Energy Partners and/or any successor Co-Managing General Partner; terminate all contracts between the Partnership and Benton, Energy Partners and their Affiliates; allow Benton, Energy Partners or their Affiliates to remove all of their property interests in the Partnership; and select a substitute managing general partner or additional general partner to continue the business of the Partnership;

                 (2) Amend the Agreement, subject to the written consent of Benton and Energy Partners concerning matter affecting their interests in profits, losses, credits and property;

                 (3)      Terminate the Partnership;


                 (4) Approve the sale or exchange of all or substantially all of the assets; and/or

                 (5) Approve the admission of an additional general partner proposed to be admitted as a Co-Managing General Partner by Benton and Energy Partners, subject to the right of Benton and Energy Partners to admit certain parties as general partners without the consent of the Participants, as provided in paragraph 13 of Article XI.

         Either the Participants, upon the written request of ten percent (10%) of the outstanding Units, or Benton or Energy Partners can cause a vote to be taken with respect to the matters referred to above. Notice of a meeting of the Participants will be mailed to the Participants within ten
(10) days of the receipt of such written notice unless compliance with federal or state laws or regulations requires additional time. A meeting will be held within sixty (60) days of the mailing of the notice. The presence, in person or by proxy, of the holders of a majority of the Units outstanding shall constitute a quorum and Participants may vote in person or by proxy at any such meeting. If a quorum shall not be present or represented at any meeting, a majority of the holders of Units entitled to vote at the meeting, who are present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any reconvening of an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which could have been transacted at the original meeting if a quorum had been present or represented. No matters that would constitute taking part in control of the Partnership by the Participants shall be considered at any meeting. In order to facilitate the above rights, each Participant shall have a right to receive by mail the complete list of names, addresses and interests of all other Participants, upon written request to Energy Partners.

         Any action that may be taken at a meeting of the Participants may be taken without a meeting if a consent in writing setting forth the action so taken is signed by Participants owning not less than the minimum Units that would be necessary to authorize or take such action at a meeting at which all the Participants were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Participants who have not consented in writing.

         Benton and Energy Partners shall have the right to amend the Agreement; provided, however, that the Agreement shall not be amended by Benton and Energy Partners in any material respect which would adversely affect the rights of the Participants except by the affirmative vote of not less than a majority of the outstanding amount of Units.

         In the event that the Participants vote to remove Benton or Energy Partners and substitute a new Co-Managing General Partner pursuant to paragraph A of this Article XVI, the Partnership or the new Co-Managing General Partner shall purchase the entire interest of Benton or Energy Partners, including their interest in capital and revenues on an assumed dissolution basis, at a price determined by mutual agreement or by independent appraisal by a petroleum engineer selected by mutual agreement. Such purchase shall provide for payment in full, or assignment to Benton or Energy Partners of a direct interest in each Partnership asset and/or liability equal to their then interest in revenue and capital as determined above. Such payment or assignment shall occur at the time of amendment of the Agreement and substitution of the new Co-Managing General Partner.

         B.     AUTHORITY

         No Participant or Special Limited Partner other than a Co-Managing General Partner has the power to manage or conduct Partnership business, to act in the ordinary course of business for the Partnership or to sign for or to bind the Partnership or any of its Partners and no such actions will be considered to have been authorized by the other Partners.

         C.     LIABILITY

         No Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof; provided, however, that the amount committed by him to the capital of the Partnership, any return thereof, and his interest in the Partnership's undistributed profits shall
be  subject to liability.  Additionally,   a  Limited  Partner  may  be  liable
for wrongfully distributed profits and interest on distributions in return of capital.

         If a Limited Partner receives the return of any part of his contribution without violation of this Agreement or the California Revised Limited Partnership Act, he shall be liable to the Partnership as provided by such Act for the return of the amount of the returned contributions but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership.

         D.      MISCELLANEOUS

         No Participant or Special Limited Partner has any right of repayment of his contributions to the Partnership except as expressly provided in this Agreement. Participants have no right to vote on any Partnership matters except as set forth in this Agreement. Special Limited Partners have no voting rights except as provided by law. The Participants and Special Limited Partners agree that they will not request a decree of dissolution from a court until a majority vote of the outstanding Units of Participants has approved such decree.

            ARTICLE XVII. WITHDRAWAL OF BENTON OR ENERGY PARTNERS

         A.      EVENTS REQUIRING CONSENT OF ALL PARTNERS TO AVOID
                 WITHDRAWAL

         Except as waived in writing by all Partners at the time, Benton, Energy Partners or any other General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events of withdrawal: (1) Benton, Energy Partners or a General Partner withdrawing from the Partnership by giving one hundred twenty (120) days written notice to the other Partners, provided that the Partnership has completed its primary drilling and completion activities and provided that the withdrawing Partner pays all expenses incurred as a result of its withdrawal; (2) Benton, Energy Partners or a General Partner is removed as a General Partner in accordance with the terms of the Agreement; (3) in the case of a General Partner who is a natural person, the death or adjudication or incompetency of a General Partner; (4) in the case of a General Partner who is acting as a General Partner by virtue of being a trustee of a trust, the termination of the trust, but not merely the substitution of a new trustee; (5) in the case of a General Partner which is a separate partnership, the dissolution and commencement of winding up of the partnership; (6) in the case of Benton, Energy Partners or a General Partner that is a corporation, the dissolution of the corporation or the revocation of its charter; (7) in the case of an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership; or (8) in the case of a General Partner that is any other legal entity, the cessation of the legal existence of the legal entity.

         Upon withdrawal, a General Partner other than Benton or Energy Partners shall retain all rights to its proportionate share of revenues and capital, but shall cease to have any vote or engage in any other activities as a General Partner. The withdrawing General Partner will have the right to transfer his interest subject to provisions of Article XV hereof.

         B.      EVENTS NOT CAUSING WITHDRAWAL

         Neither Benton, Energy Partners nor any other General Partner shall cease to be a general partner of the Partnership upon the happening of any of the following events: (1) Benton, Energy Partners or a General Partner makes an assignment for the benefit of creditors; (2) Benton, Energy Partners or a General Partner files a voluntary petition in bankruptcy; (3) Benton, Energy Partners or a General Partner is adjudicated bankrupt or insolvent; (4) Benton, Energy Partners or a General Partner files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) Benton, Energy Partners or a General Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of a type described in clause
(4), above; or (6) Benton, Energy Partners or a General Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of Benton, Energy Partners or a General Partner or of all or any substantial part of Benton's, Energy Partners' or a General Partner's properties.

                          ARTICLE XVIII. DISSOLUTION

         A.      The  parties   specifically  agree  that  the   retirement,
resignation,  expulsion,   death, incompetency, bankruptcy, insolvency,
dissolution, withdrawal, conveyance of the interest of a Participant or Special Limited Partner, or admission of a new partner, or express decision of a Participant shall not dissolve the Partnership. In such event, the heir, legal representative, successor or assign of such Participant or Special Limited Partner, as the case may be, shall become an assignee of such Participant's or Special Limited Partner's interest. Such assignee shall not have the rights of a substituted Partner, unless (i) such heir, legal representative, successor or assign shall execute an addendum to this Agreement, agreeing to be bound by all of the terms and conditions hereof and to assume all of the obligations of the deceased or incapacitated Participant or Special Limited Partner hereunder and (ii) both Benton and Energy Partners shall have consented to such substitution, which consent may be given or withheld in their sole and absolute discretion. When a Participant or Special Limited Partner dies or retires and the business is continued, the Participant, Special Limited Partner or his estate has no right to require the Partnership or the remaining Participants or Special Limited Partners to make an evaluated purchase of his Partnership interest.

         B. If, notwithstanding the intent of the Partners as set forth in paragraph A. above, any event listed in paragraph A. results in the dissolution of the Partnership, such dissolution shall be considered in contravention of the Agreement, and the Partnership shall be continued or reconstituted. In the event that the Partnership is dissolved, despite the intention of the Partners, through any acts pursuant to paragraph A. above, the Partners agree that Energy Partners may take any action which it deems necessary or appropriate to continue the Partnership or to reform the Partnership on terms as identical as possible to this Agreement. In the event that Energy Partners causes a continuation or reformation of the Partnership, the liability of all Partners will be deemed to continue uninterrupted.


         C. The following actions shall cause a dissolution of the Partnership, provided that Benton or Energy Partners cannot take any voluntary action to cause dissolution between the time it receives notice from the Participants of their intent to remove a Co-Managing General Partner and the completion of the voting and the actions, if any, authorized by the voting:

                 (1) The transfer or assignment of the entire interest of Benton or Energy Partners unless a remaining Co-Managing General Partner agrees to continue the Partnership;


                 (2) The written vote or consent by Participants representing a majority of the outstanding Units and as further provided by Article XVI;

                 (3)      The conduct of the Partnership becoming unlawful;

                 (4) The disposition of all or substantially all of the assets of the Partnership;

                 (5) The expiration of the term of the Partnership as provided in Article X;

                 (6) An event of withdrawal or expulsion of Benton and Energy Partners, unless at the time there is at least one other General Partner who carries on the business of the Partnership; provided, however, that the Partnership is not dissolved and is not required to be wound up by reason of any event of withdrawal if, within ninety (90) days after the withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment of one or more managing general partners if necessary or desired; or

                 (7)      The entry of a decree of judicial dissolution.


         Any dissolution caused by an event other than those events listed above as causes of dissolution will be considered a dissolution in contravention of this Agreement.

         D. Upon dissolution and winding up of the Partnership, all of the assets of the Partnership may be liquidated, and all Partnership assets shall be applied in the following order:

                 (1) To creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for distributions to Partners; then

                 (2) To Partners in proportion to their positive capital account balances.

         With respect to the distributions made in liquidation, Partners who are not otherwise creditors shall not have the status of and be entitled to the remedies available to a creditor of the Partnership. In the event of a distribution of assets in kind, all assets to be distributed to the Participants and the Special Limited Partners shall be distributed to an independent trustee who shall hold title for the benefit of such Participants and Special Limited Partners, collect and distribute to such Participants and Special Limited Partners all of the net income from such properties and/or sell such properties as such independent trustee deems to be in the best interests of, and at the expense of, the Participants and Special Limited Partners. The independent trustee shall operate the liquidating trust arrangement for so long as is necessary to sell or exchange Partnership Assets for cash on terms which the trustee deems to be in the best interest of the Participants and Special Limited Partners.

         In the event the liabilities of the Partnership exceed its assets upon liquidation or otherwise if any General Partner then has a negative balance in its capital account, the General Partners must contribute funds to the Partnership, within the period required by Treasury Regulation
Section 1.704-1, in the ratio of their negative capital accounts until negative capital accounts are eliminated. In the event any General Partner fails to make the required contribution, Benton agrees to pay the amounts required, and no Participant or Special Limited Partner shall have any liability for the amounts not contributed by other Participants.

         Upon termination of the Partnership, a statement shall be prepared by the certified public accountant employed by the Partnership setting forth the assets and liabilities of the Partnership and the distribution of cash or property of the Partnership as prescribed above, and a copy of such statement shall be furnished to each Partner within ninety (90) days after completion of winding up of Partnership business.

         For purposes of the liquidation of Partnership assets, the discharge of its liabilities, and the distribution of the remaining funds and/or assets among the Partners as above described, in the event that all Partnership property is not sold, or in the sole discretion of Benton cannot be sold so that distributions in kind to the Partners are appropriate or necessary, Benton and Energy Partners shall cause all Partnership assets to be appraised by a competent, qualified appraiser. Any excess of fair market value, as evidenced by such appraisal, over book value of any Partnership assets and any excess of book value over such fair market value of any Partnership assets shall be deemed gains or losses of the Partnership, as the case may be, and subject to the provisions of Articles V and VI, above, Benton and Energy Partners shall have the authority on behalf of the Partnership to sell, convey, exchange, buy back, or otherwise transfer the assets of the Partnership upon such terms and conditions as it determines appropriate subject to the terms of this Agreement. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership to minimize normal losses of the liquidation period. Any return of all or any portion of the contributions by a Partner to the capital of the Partnership shall be made solely from or out of Partnership assets and Benton and Energy Partners shall not be personally liable for any such return.

                   ARTICLE XIX. ASSESSMENTS AND BORROWINGS

         The Participant are subject to the payment of one or more Assessments as additional capital contributions to the Partnership. No
Assessment shall be made, however, unless and until all original Proceeds have been expended or committed The failure of one or more Participants to pay any Assessment does not result in personal liability, but will result in the dilution of such Participants' interest in all Partnership revenues and costs. A Participant's interest in the Participants' share of Partnership revenues is based on the ratio that the sum of his Subscription and paid Assessments bears to the total sum of all Participants' Subscriptions and Assessments paid by all Participants (including Benton and Energy Partners to the extent they pay non-consenting Participants' shares of Assessments). The failure of a Participant to pay his share of an Assessment will reduce this ratio accordingly, as of the closing of the pre-Assessment or Assessment period. If one or more Participants fail to pay such Assessment, Benton and Energy Partners may contribute the nonconsenting Participants' shares of such Assessment, at their election, which will proportionately increase the interest of Benton and Energy Partners in all Partnership revenues and costs, on the same basis as if Benton and Energy Partners were a Participant. If the Participants fail to pay an amount equal to at least fifty percent (50%) of the total Assessment requested, Benton or Energy Partners have the option of either
returning  to  the  Participants   all  Assessments  contributed,   or
contributing the non-consenting Participants' shares of such Assessment. If the amount contributed by the Participants equals or exceeds fifty percent (50%) of the Assessment requested, Benton or Energy Partners may contribute all or a portion of the non-consenting Participants' shares of such Assessment and also may reduce the Partnership's participation in the Prospect for which the Assessment was made by entering into a farmout agreement with respect to such Prospect.

         The cumulative amount of Assessments shall not exceed twenty-five percent (25%) of the Proceeds of the Partnership.

         After  the Partnership has expended or  committed its Proceeds for
property acquisitions and drilling operations,  Benton   and  Energy  Partners
may  finance  necessary  additional   operations  by  Partnership Assessments,
use of Partnership revenues, or borrowings. Assessments may be levied by Benton and Energy Partners only for the purpose of conducting subsequent operations on Prospects upon which evaluation had begun during the Partnership's initial operation or on leases sufficiently related to such Prospects as to merit, in Benton's and Energy Partners' judgment, additional operations to fully develop those Prospects or to acquire additional undeveloped leases located on the geological feature or features of Prospects owned by the Partnership in order to fully develop and protect its Prospects.

         Benton and Energy Partners will give written notice to each Participant of the nature and purpose of any Assessment, the Participant's proportionate share of the estimated costs, and the effect of the Participant's not participating in the Assessment. A Participant may elect to participate in an Assessment by notifying Benton and Energy Partners of his intention to participate and sending the requested payment by mail within twenty (20) days after Benton and Energy Partners mail the written Assessment notice, unless such period is extended by Benton and Energy Partners. Any Participant shall be deemed to have refused to participate in any Assessment by notifying Benton and Energy Partners of his election not to participate or by failure to pay his share of the Assessment when due. In the event that the


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
proportionate interests of the Partners change by reason of Assessments, solely for the purpose of allocating costs and revenues, there shall be an interim closing of the Partnership financial books immediately upon closing of the Assessment period, with all allocations made as of the date of the interim closing according to the interests of the Partners immediately prior to payment of the Assessments. The pre-Assessment or Assessment period closes on the last day established by Benton and Energy Partners for the payment of an Assessment by the Participants.

         Benton intends to develop the Partnership's Prospects fully through the initial Proceeds and Assessments. However, no assurance can be made that such funds will be sufficient. If such funds are not sufficient, the Partnership may borrow the necessary funds, may farm out the undeveloped portion of certain Prospects, or may sell or abandon certain undeveloped leases.

                        ARTICLE XX. POWER OF ATTORNEY

         The Participants and the Special Limited Partners constitute and appoint Energy Partners and its successors and assigns, with full power of substitution, as their true and lawful representative and attorney-in-fact in their name, place and stead to make, execute, and sign any duly adopted amendments to this Agreement and all such other instruments, documents and certificates or amendments thereto which may from time to time be required by the laws of the United States of America, the State of California or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid subsisting existence of the Partnership. Such representative and attorney-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities except when the amendment is made pursuant to Article XVI.

                       ARTICLE XXI. TAX MATTERS PARTNER

         Energy Partners is designated as the "Tax Matters Partner" as referred to in Code Section 6231 (a)(7)(A). As Tax Matters Partner, Energy Partners shall:

         A. Receive notice of the beginning of administrative proceedings by the Internal Revenue Service at the Partnership level;

         B. Receive notice of the final Partnership administrative adjustment resulting from any Internal Revenue Service administrative proceedings;

         C. Keep all Partners informed of all administrative and judicial proceedings as to proposed adjustments at the Partnership level;

         D. Have authority to enter into a settlement agreement with the Internal Revenue Service with respect to determination of Partnership tax items which shall bind all other Partners who have not received notice of the proceedings from the Internal Revenue Service and who have not filed a statement with the Secretary of Treasury providing that the Tax Matters Partner shall not have authority to bind the Partner, which settlement may be on such terms as the Tax Matters Partner shall determine in its sole discretion to be in the best interests of the Partners as a class;

         E. Have authority to commence judicial action for readjustment of Partnership items included in a notice of final Partnership administrative adjustment, with the appropriate court and the Partnership items to be contested selected at the sole discretion of the Tax Matters Partner, or to elect not to commence such action at its sole discretion;

         F. Have authority in its sole discretion to intervene on behalf of the Partnership in any judicial action commenced by any other Partner as to Partnership tax matters;

         G. Have authority in its sole discretion to file a request with the Internal Revenue Service for an administrative adjustment, as a substituted Partnership return, or otherwise, and to request judicial review on behalf of the Partnership as to any part of a request for administrative adjustment not allowed by the Internal Revenue Service;

         H. Have authority in its sole discretion to enter into an agreement with respect to all Partners to extend the period for assessing any tax which is attributable to any Partnership item (and no other person shall be authorized to enter into such an agreement);

         I. Upon receipt of a notice of the beginning of administrative proceedings from the Internal Revenue Service, to furnish to the Internal Revenue Service the name, address, profit interest and taxpayer identification number of each Partner in the Partnership during the applicable Partnership tax year, and such revised or additional information as may be required by law; and

         J. Conform to any tax administrative requirements as may be placed on the Tax Matters Partner by Treasury Regulations as to income tax adopted after the formation of the Partnership.

                   ARTICLE XXII.  MISCELLANEOUS PROVISIONS

         A.      NOTICES

         Except as elsewhere provided herein, any notice to Benton which shall be given in connection with the business of this Partnership shall be duly given if written and addressed and delivered by mail or wire to Benton Oil & Gas Company, 2151 Alessandro Drive, Suite 120, Ventura, California 93001, and any notice to Energy Partners which shall be given in connection with the business of this Partnership shall be duly given if written and addressed and delivered by mail or wire to Energy Partners, 5151 Shoreham Place, Suite 250, San Diego, California 92122-3991. The effective date of notice given shall be the date it is received by Benton or Energy Partners, as the case may be.

         Notices to a Participant Partner shall be considered given if addressed and sent by mail or wire to the Participant at the address shown on the Subscription Agreement or assignment document or such other address as the Participant shall have previously furnished the Co-Managing General Partners pursuant to this paragraph A. Notices to a Special Limited Partner shall be considered given if addressed and sent by mail or wire to the Special Limited Partner at such address as the Special Limited Partner shall have previously furnished the Co-Managing General Partners pursuant to this paragraph A.

         B.     BINDING NATURE

         This Agreement shall be binding upon the parties hereto, their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

         C.     ENTIRE AGREEMENT

         This Agreement and the Subscription Agreement contain the entire understanding between and among the parties and supersede any prior understanding or agreements between or among them respecting the subject matter. There are no representations, arrangements, understandings or agreements, oral or written, relating to the subject matter of this Agreement and the Subscription Agreement, except those fully expressed herein or therein.

         D.     SEVERABILITY

         If any provision of this Agreement shall be held to be invalid, such holding shall not in any way whatsoever affect the validity of the remainder of this Agreement.

         E.     COUNTERPART

         Several copies of this Agreement may be executed. All executed copies constitute one Agreement, binding on all parties, even though all parties have not executed the original or the same copy.


         F.     GOVERNING LAW

         This Agreement has been executed and will be partially performed in the State of California. All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the laws of California.


         G.     AMENDMENTS

         Amendments may be made to this Agreement as provided under Articles XI and XVI herein. Amendments shall be reduced to writing and, if required, consented to by the Partners pursuant to Article XVI.

         H.     CAPTIONS

         The captions of the several articles and paragraphs of this Agreement are not part of the context thereof, are only guides or labels to assist in locating or reading the several provisions thereof and shall be ignored in construing it.

         I.     EXECUTION

         Execution of the Subscription Agreement or acceptance of the assignment of Units was or will be deemed an execution of this Agreement on the date that the person becomes a Participant, which will occur when Energy Partners accepts the Subscription Agreement or the assignment. Execution of the Subscription Agreement or acceptance of the assignment of Units constitutes authorization under Article XX for either of the Co-Managing General Partners to file any certificate containing the names of Subscribers or assignees as Participants, general partners and limited partners.

         J.     PARTIES

         The parties form this Partnership pursuant to the California Revised Limited Partnership Act, as modified by the terms and conditions of this Agreement. If any provision in this Agreement shall be held to be invalid, such holding shall not in any way whatsoever affect the validity of the remainder of this Agreement or affect the intent of the parties to continue the Partnership pursuant to and make the Partnership subject to a statute corresponding to the California Revised Limited Partnership Act.

         K.     EVIDENCE OF SALES

         Materials used in connection with the sale of Units in this Partnership will be retained by Energy Partners for at least four (4) years after the beginning of Partnership operations.

         I.     CERTIFICATE OF LIMITED PARTNERSHIP

         Certificate of Limited Partnership, as required by the California Revised Limited Partnership Act, will be filed in the office of the California Secretary of State and in such other places as may be required by law. The Certificate of Limited Partnership shall provide that information required under the law and such additional information as may be needed to effectuate the terms of this Agreement. Such other filings may be made as required to permit the Partnership to transact business in other jurisdictions.

         IN WITNESS WHEREOF, Benton, Energy Partners, the Participants and the Special Limited Partners, if any, have executed this Partnership Agreement, effective on the date first above written.


BENTON OIL & GAS COMPANY,               PARTICIPANTS
as Co-Managing General Partner          By: Energy Partners
                                        as Attorney-in-Fact,
                                        pursuant to Article XX and
By:_______________________________      the Subscription Agreement
      A. E. Benton, President           for the Participants listed on
                                        Exhibit A


ENERGY PARTNERS,                        By:__________________________________
as Co-Managing General Partner             Michael J. Greer
                                           President

BY:_______________________________
   Michael J. Greer
   President


SPECIAL LIMITED PARTNERS:



By:_______________________________





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